March 6, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         Premark International, Inc.

We have read Item 4 of Premark International, Inc.'s Form 8-K dated March 6, 1997 and are in agreement with the statements contained in paragraph 4(a) therein.

Very truly yours,


/s/ PRICE WATERHOUSE LLP


Price Waterhouse LLP